PRESS RELEASE	EXHIBIT 99

Scripps reports first quarter results

For immediate release	(NYSE: SSP)
April 25, 2007

CINCINNATI – The E. W. Scripps Company today reported first-quarter operating results, including strong revenue and segment profit growth at Scripps Networks, the company’s expanding operating division that includes HGTV and Food Network.

First-quarter income from continuing operations was $64.7 million, or 39 cents per share, compared with $81.5 million, or 49 cents per share, during the same period a year earlier.

On a consolidated basis, first-quarter revenue at Scripps grew 2.0 percent year over year to $601 million. On a pro forma basis, as if the company had owned uSwitch since Jan. 1, 2006, consolidated revenue for the quarter was even with the prior-year period. The company acquired uSwitch in March 2006.

Operating results from the company’s former television retailing subsidiary, Shop At Home, have been reclassified as discontinued operations for all periods presented in the company’s financial statements.

The company sold the Shop At Home television network in June 2006 and announced in September that it had reached an agreement to sell its five Shop At Home-affiliated broadcast television stations. The company closed on the sale of three of the stations in December 2006 and completed the sale of the remaining two stations on April 24.

The company’s net income for the first quarter, including discontinued operations, was $68.5 million, or 42 cents per share, compared with net income of $75.1 million, or 45 cents per share, during the first quarter of 2006.

Total revenue at Scripps Networks was up 13 percent to $269 million and segment profit for the division grew 20 percent to $128 million. (See notes to the financial tables for a definition of segment profit.)

First-quarter financial performance at Scripps Networks was favorably affected by strong double-digit growth in advertising sales and affiliate fee revenue. Scripps Networks accounted for 45 percent of the company’s consolidated revenue during the first quarter.

The strong results at Scripps Networks were offset, however, by lower segment profits at the company’s local newspapers, broadcast television stations and interactive media businesses.

The declines at local media businesses were attributable to a weak newspaper advertising environment, particularly in Florida, and difficult year-over-year comparisons for the company’s television station group, which, during the previous year’s first quarter, benefited from political, Olympics and Super Bowl related advertising sales.

Revenue at the company’s interactive media division, including Internet search businesses Shopzilla and uSwitch, rose during the first quarter of 2007, but segment profit for the division was down because of changing business conditions, strategic investments the company is making to improve the consumer experience and competitive position at both businesses, and costs related to a transition in leadership at Shopzilla. On a pro forma basis, as if the company had owned uSwitch since Jan. 1, 2006, Scripps Interactive Media revenue was down 8.7 percent during the quarter.

The changing business conditions at Scripps Interactive Media include increased competition for visitor traffic in the domestic search engine marketing environment and lower energy costs that have resulted in a softer switching market in the United Kingdom.

“Strong financial performance at our national lifestyle television networks continued to drive the company’s consolidated results during the first quarter, but as good as business was at our networks, it wasn’t enough to overcome lower profits at our local media businesses and Scripps Interactive Media,” said Kenneth W. Lowe, president and chief executive officer for Scripps.

“Scripps Networks, led by our flagship brands, HGTV and Food Network, outpaced the industry and demonstrated once again their ability to deliver solid revenue and segment profit growth,” Lowe said. “Based on the success we had during last year’s upfront negotiations with advertisers and the continued strength of the scatter advertising market, we’re expecting another year of double-digit revenue and segment-profit growth at Scripps Networks.”

“At our newspapers, we’re contending with the most challenging environment the industry has experienced in recent memory,” Lowe said. “Our strategy at present is to focus on attracting new advertisers, increasing our share of local advertising dollars and further reining in expenses. As always, we’re determined to operate these businesses as efficiently as possible, especially given current conditions.”

“First-quarter results at our TV stations also were down compared with the same period last year, which benefited from advertising sales tied to the Olympics and Super Bowl broadcasts,” Lowe said. “As is the case during election off-years, we expect broadcast TV results to be lower in 2007, especially when compared with the record political advertising revenue that came our way in 2006.”

“Meanwhile, profits from our Internet search businesses came under pressure from changes in business conditions, both domestically and in the U.K.,” Lowe said. “At the same time, we’re making some very deliberate investments in both businesses with the intention of securing for the long term their strong competitive positions in their respective marketplaces.”

Here are first-quarter results by segment:

Scripps Networks

Scripps Networks advertising revenue increased 10 percent to $206 million. Affiliate fee revenue was $57.9 million, up 20 percent.

Programming, marketing and other expenses increased 5.7 percent to $110 million. Employee costs were up 19 percent to $35.9 million.

Scripps Networks segment profit was $128 million, up 20 percent from $107 million in the prior-year period.

Revenue at HGTV was up 12 percent to $134 million. HGTV now reaches about 92 million domestic subscribers, compared with 90 million at the end of the first quarter 2006.

Food Network revenue increased 15 percent to $108 million. Food Network reaches about 92 million domestic subscribers, up from 89 million at the end of the first quarter 2006.

Revenue at DIY Network was $11.5 million, up 7.7 percent. DIY can be seen in about 43 million households, up from about 36 million a year ago.

Fine Living revenue increased 24 percent to $10.3 million. Fine Living reaches about 45 million households vs. 37 million at this time a year ago.

Revenue at Great American Country was $5.6 million, up 18 percent year over year. Great American Country can be seen in about 47 million homes compared with 41 million a year ago.

Newspapers

Total newspaper revenue, excluding newspapers that were contributed in 2006 to a partnership in Colorado, declined 7.8 percent to $170 million. Advertising revenue at newspapers managed solely by Scripps was $134 million, down 9.2 percent from the prior-year period.

Advertising revenue broken down by category was:

•	Local, down 11 percent to $37.0 million.

•	Classified, down 16 percent to $51.7 million.

•	National, down 3.6 percent to $8.9 million.

•	Preprint and other, up 2.9 percent to $36.5 million. Online revenue, which is included in the preprint and other category, was $10.1 million, up 20 percent, year over year.

Circulation revenue was $30.9 million, down 4.4 percent.

Results from the company’s newspapers operated under joint operating agreements and other partnerships reduced segment profit during the quarter by $5.0 million compared with a $1.0 million reduction in segment profits during the first quarter of 2006.

Newsprint expense declined 14 percent on a 3.9 percent decrease in newsprint prices.

Total cash expenses for Scripps newspapers were even with the prior year.

Total newspaper segment profit was $31.6 million compared with $49.9 million in the prior-year period. The decline in segment profit was due primarily to lower local and classified advertising sales at newspapers managed solely by the company and at newspapers that are managed under joint operating agreements and partnerships.

Scripps Television Station Group

Television Station Group revenue was $76.5 million compared with $83.8 million.

Revenue broken down by category was:

■	Local, down 9.2 percent to $48.5 million.

■	National, down 10 percent to $23.9 million.

■	Political, $300,000 compared with $1.0 million in 2006.

Cash expenses for the Television Station Group were $60.1 million, down 1.9 percent from the prior year.

Television Station Group segment profit was $16.4 million compared with $22.5 million in the prior-year period. The division’s financial results for the prior-year first quarter were favorably affected by the broadcast of the Super Bowl on the company’s ABC-affiliated stations and coverage of the Winter Olympics on Scripps-owned NBC affiliates.

Scripps Interactive Media

Interactive Media revenue was $62.9 million for the first quarter compared with $58.6 million in the first quarter 2006.

On a pro forma basis, as if the company had owned uSwitch for the full year 2006, Scripps Interactive Media revenue was down 8.7 percent.

The segment loss at Interactive Media was $400,000 compared with $13.9 million in segment profit in the first quarter 2006. Costs related to the leadership transition at Shopzilla reduced segment profit by about $5 million. The company also invested $10 million during the quarter to build brand awareness for uSwitch in the U.K.

Licensing and Other Media

Revenue was $23.2 million compared with $23.6 million in the prior-year period.

Segment profit was $3.0 million compared with $2.9 million in the first quarter 2006.

Guidance

Based on advance advertising sales, the company currently anticipates second-quarter total revenue for Scripps Networks will be up 8 to 10 percent year over year. The company still expects Scripps Networks total revenue will be up 10 to 13 percent in 2007. Scripps Networks total expenses are expected to increase about 6 percent in the second quarter.

Total newspaper revenue is expected to be down 4 to 6 percent from the prior year in the second quarter due primarily to weakness in classified and local advertising. Total newspaper expenses are expected to increase 1 to 2 percent.

Last month a majority of Scripps newspapers offered voluntary separation plans to eligible employees. As a result, the company will incur a charge of up to $10 million, or 4 cents per share, in the second quarter, depending on the number of employees accepting the offer. This charge is not included in the second quarter newspaper expense guidance provided above.

At the company’s broadcast television stations, the percentage increase in total revenue is expected to be in the low single digits in the second quarter, reflecting the absence of political advertising relative to the prior year period.

Scripps Interactive Media, which includes Shopzilla and uSwitch, is expected to generate segment profit of about $5 million in the second quarter. The company’s outlook for the second quarter and balance of the year assumes no improvement in market conditions experienced by both businesses in the first quarter. For the full year, interactive media segment profit is expected to be between $30 million and $40 million.

Corporate expenses are expected to be about $18 million in the second quarter.

Excluding the costs of the voluntary separation plan in the newspaper division, second quarter earnings per share from continuing operations are expected to be between 58 cents and 62 cents. Earnings per share from continuing operations during the second quarter of 2006 were 64 cents.

Conference call

The senior management team at Scripps will discuss the company’s first quarter results during a telephone conference call at 10 a.m. EDT today. Scripps will offer a live audio webcast of the conference call. To access the webcast, visit www.scripps.com, choose “Shareholders,” then follow the link in the “Upcoming Events” section.

To access the conference call by telephone, dial 1-888-781-3339 (U.S.) or 1-703-546-4240 (international), approximately 10 minutes before the start of the call. Callers will need the name of the call (“first quarter earnings report”) to be granted access. Callers also will be asked to provide their name and company affiliation. The media and general public are provided access to the conference call on a listen-only basis.

A replay line will be open from 1:30 p.m. EDT April 25 until 11:59 p.m. EDT May 2. The domestic number to access the replay is 1-800-475-6701 and the international number is 1-320-365-3844. The access code for both numbers is 869434.

A replay of the conference call will be archived and available online for an extended period of time following the call. To access the audio replay, visit www.scripps.com approximately four hours after the call, choose “Shareholders” then follow the “audio archives” link on the left navigation bar.

Forward-looking statements

This press release contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The company’s written policy on forward-looking statements can be found on page F-5 of its 2006 SEC Form 10K.

We undertake no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date the statement is made.

About Scripps

The E. W. Scripps Company (www.scripps.com) is a diverse and growing media enterprise with interests in national cable networks, newspaper publishing, broadcast television stations, interactive media, and licensing and syndication.

The company’s portfolio of media properties includes: Scripps Networks, with such brands as HGTV, Food Network, DIY Network, Fine Living and Great American Country; daily and community newspapers in 17 markets and the Washington-based Scripps Media Center, home to the Scripps Howard News Service; 10 broadcast TV stations, including six ABC-affiliated stations, three NBC affiliates and one independent; Scripps Interactive Media, including leading online search and comparison shopping services, Shopzilla and uSwitch; and United Media, a leading worldwide licensing and syndication company that is the home of PEANUTS, DILBERT and approximately 150 other features and comics.

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Contact: Tim Stautberg, The E. W. Scripps Company, 513-977-3826

Email: Stautberg@scripps.com

THE E. W. SCRIPPS COMPANY

RESULTS OF OPERATIONS

(in thousands, except per share data)	Three months ended March 31,
	2007	2006	Change
Operating revenues	$601,424	$589,729	2.0%
Costs and expenses	(449,999)	(422,237)	6.6%
Depreciation and amortization of intangibles	(34,442)	(25,348)	35.9%
Gain on formation of Colorado newspaper partnership		3,535
Gains (losses) on disposal of PP&E	(89)	(96)	(7.3)%

Operating income	116,894	145,583	(19.7)%
Interest expense	(10,201)	(12,153)	(16.1)%
Equity in earnings of JOAs and other joint ventures	7,549	11,370	(33.6)%
Miscellaneous, net	846	1,579	(46.4)%

Income from continuing operations before income taxes and minority interests	115,088	146,379	(21.4)%
Provision for income taxes	(32,391)	(50,548)	(35.9)%

Income from continuing operations before minority interests	82,697	95,831	(13.7)%
Minority interests	(17,980)	(14,349)	25.3%

Income from continuing operations	64,717	81,482	(20.6)%
Income (loss) from discontinued operations, net of tax	3,767	(6,417)

Net income	$68,484	$75,065	(8.8)%

Net income (loss) per diluted share of common stock:
Income from continuing operations	$0.39	$0.49
Income (loss) from discontinued operations	.02	(.04)

Net income per diluted share of common stock	$0.42	$0.45

Weighted average diluted shares outstanding	164,921	165,242

Net income per share amounts may not foot since each is calculated independently.

See notes to results of operations.

Notes to Results of Operations

1. DISCONTINUED OPERATIONS

In the first quarter of 2006, we undertook a deliberate and careful assessment of strategic alternatives for Shop At Home which culminated in the sale of the operations of Shop At Home television network and certain assets to Jewelry Television in June 2006 for approximately $17 million in cash. Jewelry Television also assumed a number of Shop At Home’s television affiliation agreements. We also reached agreement in the third quarter of 2006 to sell the five Shop At Home-affiliated broadcast television stations for cash consideration of $170 million. On December 22, 2006, we closed the sale for the three stations located in San Francisco, CA, Canton, OH and Wilson, NC. The sale of the two remaining stations located in Lawrence, MA, and Bridgeport, CT closed on April 24, 2007.

In accordance with the provisions of Financial Accounting Standard No. (“FAS”) 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the results of businesses held for sale or that have ceased operations are presented as discontinued operations within our results of operations. Accordingly, these businesses have also been excluded from segment results for all periods presented.

Operating results of our discontinued operations were as follows:

(in thousands)	Three months ended March 31,
	2007	2006
Operating revenues	$1,107	$84,390

Income (loss) from discontinued operations:
Income (loss) from discontinued operations, before tax	609	(10,039)
Income taxes (benefit)	(3,158)	(3,622)

Income (loss) from discontinued operations	$3,767	$(6,417)

The tax benefit that was recognized in the first quarter of 2007 is primarily attributed to differences that were identified between our prior year tax provision and tax returns.

2. ASSET WRITE-DOWNS AND OTHER CHARGES AND CREDITS

Net income was affected by the following:

2007 - Due to changes in a distribution agreement at our Shopzilla business, we wrote down intangible assets during the first quarter of 2007 to reflect that certain components of the contract were not continued. This resulted in a charge to amortization of $5.2 million that reduced net income $3.3 million, $.02 per share.

In connection with the adoption of Financial Accounting Standards Board Interpretation No. 48 and the corresponding detailed review that was completed for our deferred tax balances, we identified adjustments necessary to properly record certain tax balances. These adjustments reduced the tax provision increasing net income $4.0 million, $.02 per share.

2006 - In February of 2006, we completed the formation of a newspaper partnership with MediaNews Group, Inc. (“MediaNews”) that will operate certain of both companies’ newspapers in Colorado. We contributed the assets of our Boulder Daily Camera, Colorado Daily and Bloomfield Enterprise newspapers for a 50% interest in the partnership. MediaNews contributed the assets of publications they operate in Colorado. In addition, MediaNews also paid us cash consideration of $20.4 million. We recognized a pre-tax gain of $3.5 million in the first quarter of 2006 upon completion of the transaction. Net income was increased by $2.1 million, $.01 per share.

3. SEGMENT INFORMATION

Our reportable segments are strategic businesses that offer different products and services. Scripps Networks includes national television networks, Newspapers includes daily and community newspapers, Broadcast television includes nine network affiliated stations and one independent station, Interactive media includes our online search and comparison shopping services, and Licensing and other media primarily includes syndication and licensing of news features and comics.

Our chief operating decision maker (as defined by FAS 131, “Segment Reporting”) evaluates the operating performance of our business segments using a measure we call segment profits. Segment profit excludes interest, income taxes, depreciation and amortization, divested operating units, restructuring activities, investment results and certain other items that are included in net income determined in accordance with accounting principles generally accepted in the United States of America.

Items excluded from segment profit generally result from decisions made in prior periods or from decisions made by corporate executives rather than the managers of the business segments. Depreciation and amortization charges are the result of decisions made in prior periods regarding the allocation of resources and are therefore excluded from the measure. Financing, tax structure and divestiture decisions are generally made by corporate executives. Excluding these items from our business segment performance measure enables us to evaluate business segment operating performance for the current period based upon current economic conditions and decisions made by the managers of those business segments in the current period.

We account for our share of the earnings of JOAs and newspaper partnerships using the equity method of accounting. Our equity in earnings of JOAs and newspaper partnerships is included in “Equity in earnings of JOAs and other joint ventures” in our Results of Operations. Newspaper segment profits include equity in earnings of JOAs and newspaper partnerships. Scripps Networks segment profits include equity in earnings of joint ventures.

Information regarding the operating performance of our business segments determined in accordance with FAS 131 and reconciliation to our Results of Operations is as follows:

(in thousands)	Three months ended March 31,
	2007	2006	Change
Segment operating revenues:
Scripps Networks	$269,479	$237,602	13.4%

Newspapers:
Newspapers managed solely by us	169,751	184,202	(7.8)%
JOAs and newspaper partnerships	58	48	20.8%

Total	169,809	184,250	(7.8)%
Boulder prior to formation of Colorado newspaper partnership		2,189

Total newspapers	169,809	186,439	(8.9)%
Broadcast television	76,508	83,763	(8.7)%
Interactive media	62,934	58,643	7.3%
Licensing and other media	23,200	23,604	(1.7)%
Corporate	427	205
Intersegment eliminations	(933)	(527)	77.0%

Total operating revenues	$601,424	$589,729	2.0%

Segment profit (loss):
Scripps Networks	$127,500	$106,545	19.7%

Newspapers:
Newspapers managed solely by us	36,691	50,984	(28.0)%
JOAs and newspaper partnerships	(5,044)	(959)

Total	31,647	50,025	(36.7)%
Boulder prior to formation of Colorado newspaper partnership		(125)

Total newspapers	31,647	49,900	(36.6)%
Broadcast television	16,379	22,487	(27.2)%
Interactive media	(381)	13,921
Licensing and other media	2,978	2,902	2.6%
Corporate	(18,954)	(16,893)	12.2%
Intersegment eliminations	(195)

Depreciation and amortization of intangibles	(34,442)	(25,348)	35.9%
Gain on formation of Colorado newspaper partnership		3,535
Gains (losses) on disposal of PP&E	(89)	(96)	(7.3)%
Interest expense	(10,201)	(12,153)	(16.1)%
Miscellaneous, net	846	1,579	(46.4)%

Income from continuing operations before income taxes and minority interests	$115,088	$146,379	(21.4)%

Certain items required to reconcile segment profitability to consolidated results of operations determined in accordance with accounting principles generally accepted in the United States of America are attributed to particular business segments. Significant reconciling items attributable to each business segment are as follows:

(in thousands)	Three months ended March 31,
	2007	2006
Depreciation:
Scripps Networks	$4,604	$3,687

Newspapers:
Newspapers managed solely by us	5,337	5,078
JOAs and newspaper partnerships	333	300

Total	5,670	5,378
Boulder prior to formation of Colorado newspaper partnership		111

Total newspapers	5,670	5,489
Broadcast television	4,323	4,625
Interactive media	3,461	2,942
Licensing and other media	114	168
Corporate	379	343

Total depreciation	$18,551	$17,254

Amortization of intangibles:
Scripps Networks	$806	$763

Newspapers:
Newspapers managed solely by us	455	97
JOAs and newspaper partnerships

Total	455	97
Boulder prior to formation of Colorado newspaper partnership		21

Total newspapers	455	118
Broadcast television	278	278
Interactive media	14,352	6,935

Total amortization of intangibles	$15,891	$8,094

Gains (losses) on disposal of PP&E:
Scripps Networks	$(68)	$(85)

Newspapers:
Newspapers managed solely by us	(8)	4
JOAs and newspaper partnerships	1

Total newspapers	(7)	4
Broadcast television	(14)	(15)

Gains (losses) on disposal of PP&E	$(89)	$(96)

Gain on formation of Colorado newspaper partnership		$3,535

4. JOINT OPERATING AGREEMENTS AND NEWSPAPER PARTNERSHIPS

Three of our newspapers are operated pursuant to the terms of JOAs. The Newspaper Preservation Act of 1970 provides a limited exemption from anti-trust laws, permitting competing newspapers in a market to combine their sales, production and business operations in order to reduce aggregate expenses and take advantage of economies of scale, thereby allowing the continuing operation of both newspapers in that market. Each newspaper in a JOA maintains a separate and independent editorial operation.

In February of 2006, we formed a newspaper partnership with MediaNews Group, Inc. (“MediaNews”) that will operate certain of both companies’ newspapers in Colorado, including their editorial operations. We have a 50% interest in the partnership.

Our share of the operating profit (loss) of JOAs and newspaper partnerships are reported as “Equity in earnings of JOAs and other joint ventures” in our Results of Operations.

Financial information related to our JOAs and newspaper partnerships is as follows:

(in thousands)	Three months ended March 31,
	2007	2006	Change
Equity in earnings of JOAs and newspaper partnerships:
Denver	$(1,857)	$1,172
Cincinnati	3,928	4,397
Albuquerque	1,938	2,496
Colorado	(107)	175
Other newspaper partnerships and joint ventures	(323)	(34)

Total equity in earnings of JOAs	3,579	8,206	(56.4)%
Operating revenues of JOAs and newspaper partnerships	58	48	20.8%

Total	$3,637	$8,254	(55.9)%

Gannett Newspapers has notified us of its intent to terminate the Cincinnati JOA upon its expiration in December 2007.

5. SCRIPPS NETWORKS

Scripps Networks includes five national television networks and their affiliated Websites, Home & Garden Television (“HGTV”), Food Network, DIY Network (“DIY”), Fine Living and Great American Country (“GAC”); and our 7.25% interest in Fox-BRV Southern Sports Holdings, which comprises the Sports South and Fox Sports Net South regional television networks. Our networks also operate internationally through licensing agreements and joint ventures with foreign entities.

Revenue information for Scripps Networks is as follows:

(in thousands)	Three months ended March 31,
	2007	2006	Change
Operating revenues:

HGTV	$133,853	$119,359	12.1%

Food Network	107,789	93,874	14.8%

DIY	11,548	10,725	7.7%

Fine Living	10,315	8,321	24.0%

Great American Country	5,589	4,729	18.2%

THE E.W. SCRIPPS COMPANY	For more information:
Unaudited Revenue and Statistical Summary	Tim Stautberg
Period: March	The E.W. Scripps Company
Report date: April 25, 2007	513-977-3826

REVENUE AND STATISTICAL SUMMARY FOR SELECTED OPERATING SEGMENTS

( amounts in millions, unless otherwise noted)	Year-to-date
	2007	2006	%
SCRIPPS NETWORKS
Operating Revenues
Advertising	$205.7	$186.8	10.1%
Affiliate fees, net	57.9	48.3	19.8%
Other	5.9	2.5

Scripps Networks	$269.5	$237.6	13.4%

Subscribers (1)
HGTV	92.0	89.6	2.7%
Food Network	91.9	89.1	3.1%
DIY	43.5	36.4	19.5%
Fine Living	44.7	36.5	22.5%
Great American Country	46.6	40.9	13.9%

NEWSPAPERS (2, 3)
Operating Revenues
Local	$37.0	$41.4	(10.7)%
Classified	51.7	61.6	(16.1)%
National	8.9	9.3	(3.6)%
Preprints, online and other	36.5	35.5	2.9%

Newspaper advertising	134.1	147.7	(9.2)%
Circulation	30.9	32.3	(4.4)%
Other	4.8	4.2	14.1%

Newspapers managed solely by us	$169.8	$184.2	(7.8)%

BROADCAST TELEVISION
Operating Revenues
Local	$48.5	$53.4	(9.2)%
National	23.9	26.6	(10.3)%
Political	0.3	1.0
Other	3.8	2.7	40.4%

Broadcast Television	$76.5	$83.8	(8.7)%

(1)	Subscriber counts are according to the Nielsen Homevideo Index of homes that receive cable networks, with the exception of Fine Living which is not yet rated by Nielsen and represent comparable amounts estimated by us.
(2)	On February 1, 2006, we contributed the Boulder Daily Camera, the Colorado Daily and the twice-weekly Broomfield Enterprise in exchange for a 50% interest in a partnership we jointly operate with MediaNews Group Inc. To enhance comparability the reported revenues do not include operating revenues of these newspapers prior to the formation of the partnership. Our 50% share of the operating profit (loss) of the partnership is reported as “Equity in earnings of JOAs and other joint ventures” in our financial statements.
(3)	First quarter 2007 had 12 Sundays, versus 13 Sundays in 2006.